Exhibit 99.1

DATE: June 19, 2014

MEDIA CONTACT:	INVESTOR CONTACTS:
Tom Droege (918) 573-4034	John Porter (918) 573-0797	Sharna Reingold (918) 573-2078

Williams Prices $1.9 Billion of Senior Notes

TULSA, Okla. – Williams (NYSE: WMB) today announced that it has priced a public offering of $1.25 billion of its 4.55 percent senior notes due 2024 at a price of 99.738 percent of par and $650 million of its 5.75 percent senior notes due 2044 at a price of 99.773 percent of par. The expected settlement date for the offering is June 24, 2014.

Williams intends to use the net proceeds from the offering to finance a portion of its acquisition of the 50 percent general partner interest and 55.1 million limited partner units in Access Midstream Partners, L.P. held by certain Global Infrastructure Partners funds that was previously announced on June 15, 2014.

Barclays, Citigroup and UBS Investment Bank are acting as joint book-running managers for the offering.

This news release is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. A copy of the prospectus supplement and related base prospectus may be obtained on the Securities and Exchange Commission website at www.sec.gov or from any of the underwriters by contacting:

Barclays

c/o Broadridge Financial Solutions

1155 Long Island Avenue

Edgewood, NY 11717

Phone: 888-603-5847

E-mail: Barclaysprospectus@broadridge.com

Citigroup

c/o Broadridge Financial Solutions

1155 Long Island Avenue

Edgewood, NY 11717

Phone: 800-831-9146

Email: prospectus@citi.com

UBS Investment Bank

Attention: Prospectus Department

299 Park Avenue

New York, NY 10171

Phone: 888-827-7275

Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.